UNITED STATES
SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 29)*

Monster Beverage Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

61174X109

(CUSIP Number)

Rodney C. Sacks
1 Monster Way
Corona, California 92879
(951) 739-6200

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 27, 2023

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Brandon Limited Partnership No. 1

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) WC (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 11,291,136

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 11,291,136

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 11,291,136

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 1.1%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Brandon Limited Partnership No. 2

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) WC (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 58,773,888

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 58,773,888

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 58,773,888

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 5.6%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Rodney Cyril Sacks

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 1,956,525

	(8)	Shared Voting Power 78,939,306

	(9)	Sole Dispositive Power 1,956,525

	(10)	Shared Dispositive Power 78,939,306

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 80,895,831

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 7.7%

(14)	Type of Reporting Person (See Instructions) IN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilton Hiller Schlosberg

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 2,976,981

	(8)	Shared Voting Power 78,939,306

	(9)	Sole Dispositive Power 2,976,981

	(10)	Shared Dispositive Power 78,939,306

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 81,916,287

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 7.8%

(14)	Type of Reporting Person (See Instructions) IN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings IV, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 106,868

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 106,868

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 106,868

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings V, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 218,570

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 218,570

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 218,570

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings VI, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 647,400

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 647,400

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 647,400

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.1%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings VII, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 0

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 0

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings VIII, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 579,956

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 579,956

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 579,956

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.1%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings IX, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 462,512

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 462,512

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 462,512

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings X, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 0

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 0

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XI, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 0

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 0

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XII, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 0

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 0

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XIII, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 0

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 0

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XIV, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 0

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 0

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XV, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 361,356

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 361,356

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 361,356

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XVI, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 771,392

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 771,392

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 771,392

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.1%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XVIII, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 927,656

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 927,656

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 927,656

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.1%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XIX, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 673,544

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 673,544

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 673,544

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.1%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XX, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 729,272

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 729,272

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 729,272

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.1%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XXI, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 729,272

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 729,272

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 729,272

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.1%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XXII, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 0

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 0

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XXIII, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 1,464,320

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 1,464,320

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,464,320

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.1%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XXIV, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 489,124

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 489,124

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 489,124

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XXV, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 268,000

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 268,000

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 268,000

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.0%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

(1)	Names of Reporting Persons Hilrod Holdings XXVI, L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) PF (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 2,760,700

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 2,760,700

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,760,700

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 0.3%

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 61174X109	13D/A

Introduction

This Amendment No. 29 (“Amendment No. 29”) amends the statement on Schedule 13D dated November 21, 1990 (the “Original Statement”), as amended by Amendment No. 1 dated March 29, 1991 (“Amendment No. 1”), Amendment No. 2 dated June 11, 1993 (“Amendment No. 2”), Amendment No. 3 dated August 29, 1994 (“Amendment No. 3”), Amendment No. 4 dated November 22, 2004 (“Amendment No. 4”), Amendment No. 5 dated December 1, 2004 (“Amendment No. 5”), Amendment No. 6 dated December 29, 2005 (“Amendment No. 6”), Amendment No. 7 dated January 13, 2006 (“Amendment No. 7”), Amendment No. 8 dated February 2, 2006 (“Amendment No. 8”), Amendment No. 9 dated February 23, 2010 (“Amendment No. 9”), Amendment No. 10 dated November 23, 2010 (“Amendment No. 10”), Amendment No. 11 dated December 16, 2011 (“Amendment No. 11”), Amendment No. 12 dated April 24, 2012 (“Amendment No. 12”), Amendment No. 13 dated May 21, 2012 (“Amendment No. 13”), Amendment No. 14 dated December 17, 2012 (“Amendment No. 14”), Amendment No. 15 dated March 18, 2013 (“Amendment No. 15”), Amendment No. 16 dated July 29, 2013 (“Amendment No. 16”), Amendment No. 17 dated September 16, 2013 (“Amendment No. 17”), Amendment No. 18 dated December 17, 2013 (“Amendment No. 18”), Amendment No. 19 dated August 18, 2014 (“Amendment No. 19”), Amendment No. 20 dated September 16, 2014 (“Amendment No. 20”), Amendment No. 21 dated December 16, 2014 (“Amendment No. 21”), Amendment No. 22 dated March 17, 2015 (“Amendment No. 22”), Amendment No. 23 dated June 16, 2015 (“Amendment No. 23”), Amendment No. 24 dated May 10, 2016 (“Amendment No. 24”), Amendment No. 25 dated June 15, 2016 (“Amendment No. 25”), Amendment No. 26 dated December 14, 2017 (“Amendment No. 26”), Amendment No. 27 dated April 21, 2020 (“Amendment No. 27”), and Amendment No. 28 dated December 2, 2022 (“Amendment No. 28”) (the Original Statement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11, Amendment No. 12, Amendment No. 13, Amendment No. 14, Amendment No. 15, Amendment No. 16, Amendment No. 17, Amendment No. 18, Amendment No. 19, Amendment No. 20, Amendment No. 21, Amendment No. 22, Amendment No. 23, Amendment No. 24, Amendment No. 25, Amendment No. 26, Amendment No. 27, Amendment No. 28, and Amendment No. 29 are sometimes referred to herein collectively as this “statement on Schedule 13D”), relating to the common stock, par value $0.005 per share (“Common Stock”), of Monster Beverage Corporation, a corporation organized under the laws of the state of Delaware (the “Company”).  This Amendment No. 29 reflects transactions and developments through February 23, 2024, relating to such persons’ respective holdings of the Company.  The Reporting Persons may be deemed to constitute a “group” and, accordingly, jointly file this Amendment No. 29. A joint filing agreement by the Reporting Persons is filed as an exhibit hereto.

Any capitalized terms used in this Amendment No. 29 and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Statement, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11, Amendment No. 12, Amendment No. 13, Amendment No. 14, Amendment No. 15, Amendment No. 16, Amendment No. 17, Amendment No. 18, Amendment No. 19, Amendment No. 20, Amendment No. 21, Amendment No. 22, Amendment No. 23, Amendment No. 24, Amendment No. 25, Amendment No. 26, Amendment No. 27, and Amendment No. 28.

This Amendment No. 29 is being filed to reflect the change in percentage of beneficial ownership held by the Reporting Persons as a result of exercise of stock options, shares withheld by the Company to satisfy the option exercise price and tax withholding obligations, gifting of shares by a Reporting Person and a change in outstanding shares of Common Stock of the Company.

Item 2.   Identity and Background

Item 2(a) is hereby amended by deleting Item 2(a) in its entirety and inserting in lieu thereof the following:

(a) The reporting persons are Brandon Limited Partnership No. 1, a limited partnership organized under the laws of the Cayman Islands (“Brandon No. 1”), Brandon Limited Partnership No. 2, a limited partnership organized under the laws of the Cayman Islands (“Brandon No. 2”), Rodney Cyril Sacks, a natural person in his individual capacity (“Mr. Sacks”), Hilton Hiller Schlosberg, a natural person in his individual capacity (“Mr. Schlosberg”), Hilrod Holdings IV, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod IV”), Hilrod Holdings V, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod V”), Hilrod Holdings VI, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod VI”), Hilrod Holdings VII, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod VII”), Hilrod Holdings VIII, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod VIII”), Hilrod Holdings IX, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod IX”), Hilrod Holdings X, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod X”), Hilrod Holdings XI, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XI”), Hilrod Holdings XII, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XII”), Hilrod Holdings XIII, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XIII”), Hilrod Holdings XIV, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XIV”), Hilrod Holdings XV, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XV”), Hilrod Holdings XVI, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XVI”), Hilrod Holdings XVIII, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XVIII”), Hilrod Holdings XIX, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XIX”), Hilrod Holdings XX, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XX”), Hilrod Holdings XXI, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XXI”), Hilrod Holdings XXII, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XXII”), Hilrod Holdings XXIII, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XXIII”), Hilrod Holdings XXIV, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XXIV”), Hilrod Holdings XXV, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XXV”), and Hilrod Holdings XXVI, L.P., a limited partnership organized under the laws of the state of Delaware (“Hilrod XXVI”).

The general partners of each of Brandon No. 1, Brandon No. 2, Hilrod IV, Hilrod V, Hilrod VI, Hilrod VII, Hilrod VIII, Hilrod IX, Hilrod X, Hilrod XI, Hilrod XII, Hilrod XIII, Hilrod XIV, Hilrod XV, Hilrod XVI, Hilrod XVIII, Hilrod XIX, Hilrod XX, Hilrod XXI, Hilrod XXII, Hilrod XXIII, Hilrod XXIV, Hilrod XXV and Hilrod XXVI are Mr. Sacks and Mr. Schlosberg.

Item 5.   Interest in Securities of the Issuer

Item 5 (a) through (c) is hereby amended by deleting Item 5 (a) through (c) in its entirety and inserting in lieu thereof the following:

(a)-(b)  See rows (7) through (10) of the cover pages to this Amendment No. 29 for the number of shares of Common Stock as to which each Reporting Person has sole or shared power to vote or direct the vote and sole or shared power to dispose or to direct the disposition.  See rows (11) and (13) of the cover pages to this Amendment No. 29 for the aggregate number and percentage of shares of Common Stock beneficially owned by each of the Reporting Persons. Percentages calculated in this Amendment No. 29 with respect to Brandon No. 1, Brandon No. 2, Hilrod IV, Hilrod V, Hilrod VI, Hilrod VII, Hilrod VIII, Hilrod IX, Hilrod X, Hilrod XI, Hilrod XII, Hilrod XIII, Hilrod XIV, Hilrod XV, Hilrod XVI, Hilrod XVIII, Hilrod XIX, Hilrod XX, Hilrod XXI, Hilrod XXII, Hilrod XXIII, Hilrod XXIV, Hilrod XXV, and Hilrod XXVI are based upon 1,040,636,235 shares of Common Stock outstanding as of February 15, 2024 (the “Aggregate Outstanding Shares”).  Percentages calculated in this Amendment No. 29 with respect to each of Mr. Sacks and Mr. Schlosberg are based upon 1,043,969,263 shares of Common Stock, which is the sum of the Aggregate Outstanding Shares plus the 3,333,028 shares of Common Stock that could be acquired within 60 days of February 23, 2024 by each of Mr. Sacks and Mr. Schlosberg upon the exercise of options to purchase Common Stock and upon vesting of restricted stock units (“RSUs”).

As of February 23, 2024, the aggregate number and percentage of shares of Common Stock beneficially owned by the Reporting Persons is 86,188,472 shares, or 8.2% of the outstanding Common Stock.  Percentages calculated in this Amendment No. 29 with respect to the Reporting Persons as a group are based upon 1,047,302,291 shares of Common Stock, which is the sum of the Aggregate Outstanding Shares plus the 6,666,056 aggregate shares of Common Stock that could be acquired within 60 days of February 23, 2024 by the Reporting Persons upon the exercise of options to purchase Common Stock and upon vesting of RSUs.

Each of the Reporting Persons disclaims beneficial ownership of the Common Stock held by the other Reporting Persons, except for (a) with respect to Mr. Sacks: (i) 939,157 shares of Common Stock beneficially held by him; (ii) 3,333,028 shares issuable upon exercise of options and upon vesting of RSUs within 60 days of February 23,2024; (iii) 1,069 shares beneficially held by Hilrod IV because Mr. Sacks is one of Hilrod IV’s general partners; (iv) 2,186 shares beneficially held by Hilrod V because Mr. Sacks is one of Hilrod V’s general partners; (v) 6,474 shares beneficially held by Hilrod VI because Mr. Sacks is one of Hilrod VI’s general partners; (vi) 5,800 shares beneficially held by Hilrod VIII because Mr. Sacks is one of Hilrod VIII’s general partners; (vii) 4,625 shares beneficially held by Hilrod IX because Mr. Sacks is one of Hilrod IX’s general partners; (viii) 3,614 shares beneficially held by Hilrod XV because Mr. Sacks is one of Hilrod XV’s general partners; (ix) 7,714 shares beneficially held by Hilrod XVI because Mr. Sacks is one of Hilrod XVI’s general partners; (x) 4,388 shares beneficially held by Hilrod XVIII because Mr. Sacks is one of Hilrod XVIII’s general partners; (xi) 6,735 shares beneficially held by Hilrod XIX because Mr. Sacks is one of Hilrod XIX’s general partners; (xii) 7,293 shares beneficially held by Hilrod XX because Mr. Sacks is one of Hilrod XX’s general partners; (xiii) 7,293 shares beneficially held by Hilrod XXI because Mr. Sacks is one of Hilrod XXI’s general partners;(xv) 826 shares beneficially held by Hilrod XXIII because Mr. Sacks is one of Hilrod XXIII’s general partners; (xv) 4,891 shares beneficially held by Hilrod XXIV because Mr. Sacks is one of Hilrod XXIV’s general partners; and (xvi) 2,680 shares beneficially held by Hilrod XXV because Mr. Sacks is one of Hilrod XXV’s general partners; and (b) with respect to Mr. Schlosberg: (i) 1,959,613 shares of Common Stock beneficially held by him; (ii) 3,333,028 shares issuable upon exercise of options and upon vesting of RSUs within 60 days of February 23, 2024; (iii) 1,069 shares beneficially held by Hilrod IV because Mr. Schlosberg is one of Hilrod IV’s general partners; (iv) 2,186 shares beneficially held by Hilrod V because Mr. Schlosberg is one of Hilrod V’s general partners; (v) 6,474 shares beneficially held by Hilrod VI because Mr. Schlosberg is one of Hilrod VI’s general partners; (vi) 5,800 shares beneficially held by Hilrod VIII because Mr. Schlosberg is one of Hilrod VIII’s general partners; (vii) 4,625 shares beneficially held by Hilrod IX because Mr. Schlosberg is one of Hilrod IX’s general partners; (viii) 3,614 shares beneficially held by Hilrod XV because Mr. Schlosberg is one of Hilrod XV’s general partners; (ix) 7,714 shares beneficially held by Hilrod XVI because Mr. Schlosberg is one of Hilrod XVI’s general partners; (x) 4,388 shares beneficially held by Hilrod XVIII because Mr. Schlosberg is one of Hilrod XVIII’s general partners; (xi) 6,735 shares beneficially held by Hilrod XIX because Mr. Schlosberg is one of Hilrod XIX’s general partners; (xii) 7,293 shares beneficially held by Hilrod XX because Mr. Schlosberg is one of Hilrod XX’s general partners; (xiii) 7,293 shares beneficially held by Hilrod XXI because Mr. Schlosberg is one of Hilrod XXI’s general partners; (xiv) 826 shares beneficially held by Hilrod XXIII because Mr. Schlosberg is one of Hilrod XXIII’s general partners; (xv) 4,891 shares beneficially held by Hilrod XXIV because Mr. Schlosberg is one of Hilrod XXIV’s general partners; and (xvi) 2,680 shares beneficially held by Hilrod XXV because Mr. Schlosberg is one of Hilrod XXV’s general partners.

(c)          All transactions effected by the Reporting Persons in the Company’s securities during the past 60 days are set forth in Schedule A hereto.

Item 7.   Material to be Filed as Exhibits.

1.	Joint Filing Agreement, dated February 23, 2024

CUSIP No. 61174X109	13D/A

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 23, 2024

BRANDON LIMITED PARTNERSHIP NO. 1

By:	/s/ Rodney C. Sacks
	Name:	Rodney C. Sacks
	Title:	General Partner

BRANDON LIMITED PARTNERSHIP NO. 2

By:	/s/ Rodney C. Sacks
	Name:	Rodney C. Sacks
	Title:	General Partner

Hilrod Holdings IV, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings V, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings VI, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings VII, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings VIII, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings IX, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings X, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XI, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XII, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XIII, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XIV, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XV, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XVI, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XVIII, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XIX, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XX, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XXI, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XXII, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XXIII, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XXIV, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XXV, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

Hilrod Holdings XXVI, L.P.

By:	/s/ Hilton H. Schlosberg
	Name:	Hilton H. Schlosberg
	Title:	General Partner

/s/ Rodney C. Sacks
RODNEY C. SACKS

/s/ Hilton H. Schlosberg
HILTON H. SCHLOSBERG

EXHIBIT INDEX

1.	Joint Filing Agreement, dated February 23, 2024

SCHEDULE A

The following are the transactions in the Company’s securities within the past 60 days:

	Date of Transaction	No. of Securities Acquired/(Disposed Of)	Average Price Per Security	Range of Prices Per Security
Non-Derivative Securities
Rodney C. Sacks	12/27/2023	8,562 (1)	$11.68	N/A
Hilton H. Schlosberg	12/27/2023	8,562 (1)	$11.68	N/A
Hilrod Holdings XVI, L.P.	12/27/2023	1,680,000 (1)	$11.68	N/A
Hilrod Holdings XVI, L.P.	12/27/2023	(1,005,438) (2)	$57.34	N/A
Hilrod Holdings XVI, L.P.	12/27/2023	316,800 (1)	$22.58	N/A
Hilrod Holdings XVI, L.P.	12/27/2023	(219,970) (2)	$57.34	N/A
Hilrod Holdings XVIII, L.P.	12/27/2023	617,208 (1)	$11.68	N/A
Hilrod Holdings XVIII, L.P.	12/27/2023	(369,384) (2)	$57.34	N/A
Hilrod Holdings XVIII, L.P.	12/27/2023	624,744 (1)	$22.58	N/A
Hilrod Holdings XVIII, L.P.	12/27/2023	(433,792) (2)	$57.34	N/A
Hilrod Holdings XXIII, L.P.	12/27/2023	205,668 (1)	$11.68	N/A
Hilrod Holdings XXIII, L.P.	12/27/2023	(123,088) (2)	$57.34	N/A
Rodney C. Sacks	1/3/2024	(17,309) (3)	$0 (3)
Derivative Securities*
Rodney C. Sacks	12/27/2023	(8,562) (4)	$0	N/A
Hilton H. Schlosberg	12/27/2023	(8,562) (4)	$0	N/A
Hilrod Holdings XVI, L.P.	12/27/2023	(1,680,000) (4)	$0	N/A
Hilrod Holdings XVI, L.P.	12/27/2023	(316,800) (4)	$0	N/A
Hilrod Holdings XVIII, L.P.	12/27/2023	(617,208) (4)	$0	N/A
Hilrod Holdings XVIII, L.P.	12/27/2023	(624,744) (4)	$0	N/A
Hilrod Holdings XXIII, L.P.	12/27/2023	(205,668) (4)	$0	N/A

(1)	Represents shares issued upon the exercise of vested stock options.
(2)	Represents shares withheld by the Company to satisfy the option exercise price and tax withholding obligations.
(3)	Represents a gift of the Company’s common stock.
(4)	Represents the exercise of vested stock options.
*	Excludes performance share units that may vest on December 31, 2023 subject to the achievement of adjusted diluted earnings per share growth targets.